Filed Pursuant to Rule 424(b)(2)
                                                                       333-45069
                                                                    333-45069-01
                                                                    333-45069-02

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 9, 1998

                                                       RATINGS:
                                                       STANDARD & POOR'S: "AAA"
                                                       MOODY'S: "AAA"
                                                       (SEE "RATINGS" HEREIN)
                                  $55,000,000

                                     LOGO

        SERIES A 6.75% SENIOR INSURED QUARTERLY NOTES DUE JUNE 30, 2038
                                 (IQ NOTESSM*)

                                --------------

  Interest on the Series A 6.75% Senior Insured Quarterly Notes due June 30, 2038 (the "Series A Senior Notes") at the rate of 6.75% per annum (the "Securities Rate") will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing June 30, 1998. The Series A Senior Notes will be redeemable at 100% of the principal amount redeemed plus accrued interest to the redemption date at the option of Mississippi Power Company (the "Company") in whole or in part on or after June 1, 2003. In addition, at the option of any deceased Beneficial Owner's Representative (each as defined herein), interests in the Series A Senior Notes are redeemable at 100% of their principal amount, plus accrued interest, subject to certain limitations. See "Description of the Series A Senior Notes--Limited Right of Redemption upon Death of Beneficial Owner." The Series A Senior Notes will be available for purchase in denominations of $1,000 and any integral multiple thereof.

  The Series A Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking pari passu with all other unsecured and unsubordinated obligations of the Company. The Series A Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $248,800,000 outstanding at December 31, 1997. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

  Payment of the principal of and interest on the Series A Senior Notes when due will be insured by a financial guaranty insurance policy (the "Policy") to be issued by Ambac Assurance Corporation (the "Insurer") simultaneously with the delivery of the Series A Senior Notes.

                                     LOGO

  The Series A Senior Notes initially will be represented by a global certificate or certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Series A Senior Notes will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described herein, Series A Senior Notes in certificated form will not be issued in exchange for the global certificates. See "Description of the Series A Senior Notes--Book-Entry Only Issuance--The Depository Trust Company."

                                --------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED UPON  THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS  SUPPLEMENT OR
    THE PROSPECTUS TO WHICH  ITRELATES. ANY REPRESENTATION TO THE CONTRARY
     IS A CRIMINAL OFFENSE.

                                --------------

  The Underwriter has agreed to purchase the Series A Senior Notes at 96.85% of their principal amount ($53,267,500 aggregate proceeds to the Company, before deducting expenses payable by the Company estimated at $470,000), subject to the terms and conditions set forth in the Underwriting Agreement.

  The Underwriter proposes to offer the Series A Senior Notes from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. For further information with respect to the plan of distribution and any discounts, commissions or profits on resale that may be deemed underwriting discounts or commissions, see "Underwriting" herein.

                                --------------

  The Series A Senior Notes are offered by the Underwriter, as specified herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. It is expected that delivery of the Series A Senior Notes will be made in book-entry form only through the facilities of DTC in New York, New York on or about May 19, 1998 against payment therefor in immediately available funds.
-------
*IQ Notes is a service mark of Edward D. Jones & Co., L.P.

                          EDWARD D. JONES & CO., L.P.

                                --------------

            The date of this Prospectus Supplement is May 14, 1998.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES A SENIOR NOTES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS AND PURCHASING SERIES A SENIOR NOTES TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" HEREIN.

                              SUMMARY OF OFFERING

  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus. Capitalized terms not otherwise defined shall have the meanings assigned in the Glossary.

The Company..................  The Company was incorporated under the laws of the State of Mississippi on July 12, 1972, was admitted to do business in Alabama on November 28, 1972, and, effective December 21, 1972, by the merger into it of the predecessor Mississippi Power Company, succeeded to the business and properties of the latter company. The predecessor Mississippi Power Company was incorporated under the laws of the State of Maine on November 24, 1924, and was admitted to do business in Mississippi on December 23, 1924, and in Alabama on December 7, 1962. The Company has its principal office at 2992 West Beach, Gulfport, Mississippi 39501, telephone
                               (228) 864-1211.

                               The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 1,200 square mile service area within the 23 counties of southeastern Mississippi.

Series A Senior Notes          The Company is offering $55,000,000 aggregate
 Offered.....................  principal amount of its Series A Senior Notes.
                               Interest on the Series A Senior Notes will be payable quarterly in arrears on March 31, June
                               30, September 30 and December 31 of each year, commencing on June 30, 1998.

Record Date..................  The regular record date for each Interest
                               Payment Date will be the close of business on the 15th calendar day prior to such Interest Payment Date.

Ranking......................  The Series A Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking pari passu with all other unsecured and unsubordinated obligations of the Company. The Series A Senior Notes will be ef-fectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $248,800,000 outstanding at December 31, 1997. The Senior
                               Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

Company's Optional             The Series A Senior Notes will be redeemable by
 Redemption..................  the Company (in whole or in part), from time to time on or after June 1, 2003, at 100% of the principal amount to be redeemed plus accrued interest to the redemption date. See
                               "Description of the Series A Senior Notes--
                               Optional Redemption" herein.

Beneficial Owner's
 Redemption Privilege .......  At the option of any deceased Beneficial
                               Owner's Representative, interests in the Series A Senior Notes are redeemable at 100% of their principal amount, plus accrued interest, subject to the maximum principal amounts of $25,000 per deceased Beneficial Owner and $1,100,000 in the aggregate for all deceased Beneficial Owners during the initial period ending June 1, 1999 and during each twelve-month period thereafter. See "Description of the Series A Senior Notes--Limited Right of Redemption upon Death of Beneficial Owner."

Insurance....................  Payment of the principal of and interest on the
                               Series A Senior Notes when due will be insured by the Policy to be issued by the Insurer simultaneously with the delivery of the Series A Senior Notes. See "The Policy and the Insurer."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1997, and as adjusted to reflect the transactions described in note (1) below. The following data is qualified in its entirety by reference to and, therefore, should be read together with the detailed information and financial statements appearing in the documents incorporated herein by reference. See also "Selected Information" in the accompanying Prospectus.

                                                        AS OF DECEMBER 31, 1997
                                                        -----------------------
                                                         ACTUAL  AS ADJUSTED(1)
                                                        -------- --------------
                                                          (THOUSANDS, EXCEPT
                                                             PERCENTAGES)
Common Stock Equity...................................  $387,824 $387,824  46.4%
Cumulative Preferred Stock............................    31,896   31,896   3.8
Company Obligated Mandatorily Redeemable Preferred
 Securities of Subsidiary Trust Holding Company Junior
 Subordinated Notes...................................    35,000   35,000   4.2
Senior Notes..........................................       --    90,000  10.8
Other Long-Term Debt..................................   291,665  291,665  34.8
                                                        -------- -------- -----
  Total, excluding amounts due within one year........  $746,385 $836,385 100.0%
                                                        ======== ======== =====

--------
(1) Reflects (i) the issuance of the Series A Senior Notes and (ii) the proposed issuance in May 1998 of $35,000,000 aggregate principal amount of Series B 6.05% Senior Notes due May 1, 2003 (the "Series B Senior Notes").

                                USE OF PROCEEDS

  The proceeds from the sale of the Series A Senior Notes, together with the proceeds from the sale of the Series B Senior Notes, will be used by the Company to repay its outstanding short-term indebtedness, which aggregated approximately $59,000,000 as of May 14, 1998, and for other general corporate purposes.

                         RECENT RESULTS OF OPERATIONS

  For the twelve months ended March 31, 1998, "Operating Revenues," "Income Before Interest Charges" and "Net Income After Dividends on Preferred Stock" were $548,842,000, $79,504,000 and $51,752,000, respectively. In the opinion of the management of the Company, the above amounts for the twelve months ended March 31, 1998 reflect all adjustments (which were only normal recurring adjustments) necessary to present fairly the results of operations for such period. The "Ratio of Earnings to Fixed Charges" and the "Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)" for the twelve months ended March 31, 1998 were 4.33 and 3.76, respectively.

                   DESCRIPTION OF THE SERIES A SENIOR NOTES

  Set forth below is a description of the specific terms of the Series A Senior Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the Senior Notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture (as defined therein).

GENERAL

  The Series A Senior Notes will be issued as a series of Senior Notes under the Senior Note Indenture. The Series A Senior Notes will be limited in aggregate principal amount to $55,000,000.

  The entire principal amount of the Series A Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 30, 2038. The Series A Senior Notes are not subject to any sinking fund provision.

INTEREST

  Each Series A Senior Note shall bear interest at the Securities Rate from the date of original issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year to the person in whose name such Series A Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date. The initial Interest Payment Date is June 30, 1998. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series A Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.


SPECIAL INSURANCE PROVISIONS OF THE SENIOR NOTE INDENTURE


  Notwithstanding any other provision of the Senior Note Indenture, so long as the Insurer is not in default under the Policy, the Insurer shall be entitled to control and direct the enforcement of all rights and remedies with respect to the Series A Senior Notes upon the occurrence and continuation of an Event of Default.

OPTIONAL REDEMPTION

  The Company shall have the right to redeem the Series A Senior Notes, in whole or in part, without premium, from time to time, on or after June 1, 2003, upon not less than 30 nor more than 60 days' notice, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the Redemption Date.

OPTIONAL REDEMPTION PROCEDURES

  If the Senior Note Indenture Trustee gives a notice of redemption in respect of Series A Senior Notes (which notice will be irrevocable), then, by 2:00 P.M., New York City time, on the redemption date, the Senior Note Indenture Trustee will irrevocably deposit with the securities depositary, so long as the Series A Senior Notes are in book-entry only form, sufficient funds to pay the Redemption Price. See "--Book-Entry Only Issuance--The Depository Trust Company" below. If the Series A Senior Notes are no longer in book-entry only form, the Senior Note Indenture Trustee shall irrevocably deposit with the Paying Agent funds sufficient to pay the applicable Redemption Price and will give the Paying Agent irrevocable instructions to pay the Redemption Price to the holders thereof upon surrender of their Series A Senior Notes certificates. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, interest will cease to accrue and all rights of holders of such Series A Senior Notes so called for redemption will cease, except the right of the holders of such Series A Senior Notes to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Series A Senior Notes is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Series A Senior Notes is improperly withheld or refused and not paid by the Company, interest on such Series A Senior Notes will continue to accrue at the Securities Rate, from such redemption date originally established by the Company for such Series A Senior Notes to the date such Redemption Price is actually paid. See "Description of the Senior Notes--Events of Default" in the accompanying Prospectus.

  Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series A Senior Notes by tender, in the open market or by private agreement.

LIMITED RIGHT OF REDEMPTION UPON DEATH OF BENEFICIAL OWNER

  Unless the Series A Senior Notes have been declared due and payable prior to their maturity by reason of an Event of Default (as defined in the accompanying Prospectus), the Representative (as defined herein) of a deceased Beneficial Owner (as defined herein) has the right to request redemption at par of all or part of his interest, expressed in integral multiples of $1,000 principal amount, in the Series A Senior Notes for payment prior to maturity, and the Company will redeem the same subject to the limitations that the Company will not be obligated to redeem during the period from the original issuance of the Series A Senior Notes through and including June 1, 1999 (the "Initial Period"), and during any twelve-month period which ends on and includes each June 1 thereafter (each such twelve-month period being hereinafter referred to as a "Subsequent Period") (i) on behalf of a deceased Beneficial Owner any interest in the Series A Senior Notes which exceeds an aggregate principal amount of $25,000 or (ii) interests in the Series A Senior Notes in an aggregate principal amount exceeding $1,100,000. A request for redemption may be presented to the Senior Note Indenture Trustee by the Representative of a deceased Beneficial Owner at any time and in any principal amount. Representatives of deceased Beneficial Owners must make arrangements with the Participant (as defined herein) through whom such interest is owned in order that timely presentation of redemption requests can be made by the Participant and, in turn, by DTC to the Senior Note Indenture Trustee. If the Company, although not obligated to do so, chooses to redeem interests of a deceased Beneficial Owner in the Series A Senior Notes in the Initial Period or in any Subsequent Period in excess of the $25,000 limitation, such redemption, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $1,100,000 aggregate limitation for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period.

  Subject to the $25,000 and the $1,100,000 limitations, the Company will upon the death of any Beneficial Owner redeem the interest of the Beneficial Owner in the Series A Senior Notes within 60 days following receipt by the Senior
Note Indenture Trustee of a Redemption Request (as defined herein) from such Beneficial Owner's personal representative or other person authorized to represent the estate of the Beneficial Owner or from a surviving joint tenant(s) or tenant(s) by the entirety (each, a "Representative"). If, during the Initial Period or any Subsequent Period, Redemption Requests exceed the aggregate principal amount of interests in Series A Senior Notes required to be redeemed, then such excess Redemption Requests will be applied to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests.

  A request for redemption of an interest in the Series A Senior Notes may be made by delivering a request to the Participant through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant and Senior
Note Indenture Trustee and such waivers, notices or certificates as may be required under applicable state or federal law. A Representative of a deceased Beneficial Owner may make the request for redemption and shall submit such other evidence of the right to such redemption as the Participant or Senior
Note Indenture Trustee shall require. The request shall specify the principal amount of interest in the Series A Senior Notes to be redeemed. A request for redemption in form satisfactory to the Participant and accompanied by the documents relevant to the request as above provided, together with a certification by the Participant that it holds the interest on behalf of the deceased Beneficial Owner with respect to whom the request for redemption is being made (a "Redemption Request"), shall be provided to DTC by a Participant, and DTC will forward the request to the Senior Note Indenture Trustee. Redemption Requests shall be in form satisfactory to the Senior Note Indenture Trustee.

  The price to be paid by the Company for an interest in the Series A Senior Notes to be redeemed pursuant to a request on behalf of a deceased Beneficial Owner is one hundred percent (100%) of the principal amount thereof plus accrued but unpaid interest to the date of payment. Subject to arrangements with DTC, payment for interests in the Series A Senior Notes which are to be redeemed shall be made to DTC upon presentation of Series A Senior Notes to the Senior Note Indenture Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Senior Note Indenture Trustee by DTC which are to be fulfilled in connection with such payment. Any acquisition of Series A Senior Notes by the Company other than by redemption at the option of any Representative of a deceased Beneficial Owner shall not be included in the computation of either the $25,000 or the $1,100,000 limitation for the Initial Period or for any Subsequent Period.

  Interests in the Series A Senior Notes held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner, and the death of a tenant in common, tenant by the entirety or joint tenant will be deemed the death of a Beneficial Owner. The death of a person who, during such person's lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Series A Senior Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant and the Senior Note Indenture Trustee. Such interest shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R.10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

  In the case of a Redemption Request which is presented on behalf of a deceased Beneficial Owner and which has not been fulfilled at the time the Company gives notice of its election to redeem the Series A Senior Notes, the interests in the Series A Senior Notes which are the subject of such Redemption Request shall not be eligible for redemption pursuant to the Company's option to redeem but shall remain subject to redemption pursuant to such Redemption Request.

  Subject to the provisions of the immediately preceding paragraph, any Redemption Request may be withdrawn upon delivery of a written request for such withdrawal given to the Senior Note Indenture Trustee by DTC prior to payment for redemption of the interest in the Series A Senior Notes by reason of the death of a Beneficial Owner.

  The Company is legally obligated to redeem Series A Senior Notes and interests of Beneficial Owners therein properly presented for redemption pursuant to a Redemption Request in accordance with and subject to the terms, conditions and limitations of the Senior Note Indenture, as summarized above. The Company's redemption obligation is not cumulative. Nothing in the Senior
Note Indenture prohibits the Company from redeeming, in fulfillment of Redemption Requests made pursuant to the Senior Note Indenture, Series A Senior Notes or interests therein of Beneficial Owners in excess of the principal amount the Company is obligated to redeem, nor does anything in the Senior Note Indenture prohibit the Company from purchasing any Series A Senior Notes or interests therein in the open market. However, the Company may not use any Series A Senior Notes redeemed or purchased as described in the immediately preceding sentence as a credit against its redemption obligation.

  Because of the limitations of the Company's requirement to redeem, no Beneficial Owner can have any assurance that its interest in the Series A Senior Notes will be paid prior to maturity.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  DTC will act as the initial securities depositary for the Series A Senior Notes. The Series A Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Series A Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series A Senior Notes, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Series A Senior Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Series A Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series A Senior Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series A Senior Notes. Transfers of ownership interests in the Series A Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series A Senior Notes, except in the event that use of the book-entry system for the Series A Senior Notes is discontinued.

  DTC has no knowledge of the actual Beneficial Owners of the Series A Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series A Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to DTC. If less than all of the Series A Senior Notes are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Series A Senior Notes in accordance with its procedures.

  Although voting with respect to the Series A Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Series A Senior Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series A Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Payments on the Series A Senior Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner of a global Series A Senior Note will not be entitled to receive physical delivery of Series A Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series A Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series A Senior Note.

  DTC may discontinue providing its services as securities depositary with respect to the Series A Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series A Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Series A Senior Notes. In that event, certificates for the Series A Senior Notes will be printed and delivered to the holders of record.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                          THE POLICY AND THE INSURER

  The information set forth in this section has been provided by Ambac Assurance Corporation (the "Insurer"). No representation is made by the Company or the Underwriter as to the accuracy or completeness of any such information.

THE POLICY

  The Insurer will issue a financial guaranty insurance policy relating to the Series A Senior Notes (the "Policy"), the form of which is attached to this Prospectus Supplement as Appendix A. The following summary of the terms of the Policy does not purport to be complete and is qualified in its entirety by reference to the Policy.

  The Insurer has made a commitment to issue the Policy effective as of the date of issuance of the Series A Senior Notes. Under the terms of the Policy, the Insurer will pay to the United States Trust Company of New York, in New York, New York, or any successor thereto (the "Insurance Trustee") that portion of the principal of and interest on the Series A Senior Notes which shall become Due for Payment but shall be unpaid by reason of Nonpayment (as such terms are defined in the Policy) by the Company. The Insurer will make such payments to the Insurance Trustee on the later of the date on which such principal and interest becomes Due for Payment or within one business day following the date on which the Insurer shall have received notice of Nonpayment from the Senior Note Indenture Trustee. The insurance will extend for the term of the Series A Senior Notes and, once issued, cannot be canceled by the Insurer.

  The Policy will insure payment only on the stated maturity date, in the case of principal, and on Interest Payment Dates, in the case of interest. In the event of any acceleration of the principal of the Series A Senior

Notes, the insured payments will be made at such times and in such amounts as would have been made had there not been an acceleration.

  In the event the Senior Note Indenture Trustee has notice that any payment of principal of or interest on a Series A Senior Note which has become Due for Payment and which is made to a holder by or on behalf of the Company has been deemed a preferential transfer and theretofore recovered from its registered owner pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such registered owner will be entitled to payment from the Insurer to the extent of such recovery if sufficient funds are not otherwise available.

  The Policy does NOT insure any risk other than Nonpayment, as defined in the Policy. Specifically, the Policy does NOT cover:

    1. payment on acceleration, as a result of a call for redemption or as a result of any other advancement of maturity.

    2. payment of any redemption, prepayment or acceleration premium.

    3. nonpayment of principal or interest caused by the insolvency or negligence of the Senior Note Indenture Trustee.

  If it becomes necessary to call upon the Policy, payment of principal requires surrender of Series A Senior Notes to the Insurance Trustee together with an appropriate instrument of assignment so as to permit ownership of such Series A Senior Notes to be registered in the name of the Insurer to the extent of the payment under the Policy. Payment of interest pursuant to the Policy requires proof of holder entitlement to interest payments and an appropriate assignment of the holder's right to payment to the Insurer.

  Upon payment of the insurance benefits, the Insurer will become the owner of the Series A Senior Note or the right to payment of principal or interest on such Series A Senior Note and will be fully subrogated to the surrendering holder's rights to payment.

THE INSURER

  The Insurer is a Wisconsin-domiciled stock insurance corporation regulated by the office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in 50 states, the District of Columbia, the Commonwealth of Puerto Rico and Guam. The Insurer primarily insures newly issued municipal and structured finance obligations. The Insurer is a wholly-owned subsidiary of Ambac Financial Group, Inc. (formerly AMBAC Inc.), a 100% publicly-held company. Moody's, S&P (each as defined herein) and Fitch IBCA, Inc. have each assigned a triple-A claims-paying ability rating to the Insurer.

  The consolidated financial statements of the Insurer and its subsidiaries as of December 31, 1997 and December 31, 1996 and for the three years ended December 31, 1997 prepared in accordance with generally accepted accounting principles, included in the Annual Report on Form 10-K of Ambac Financial Group, Inc. (which was filed with the Commission on March 31, 1998; Commission File No. 1-10777), are hereby incorporated by reference into this Prospectus Supplement and shall be deemed to be a part hereof. Any statement contained in a document incorporated herein by reference shall be modified or superseded for the purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

  All financial statements of the Insurer and its subsidiaries included in documents filed by Ambac Financial Group, Inc. with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Series A Senior Notes shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the respective dates of filing such documents.

  The following table sets forth the capitalization of the Insurer as of December 31, 1994, December 31, 1995, December 31, 1996 and December 31, 1997, respectively, in conformity with generally accepted accounting principles.

                          AMBAC ASSURANCE CORPORATION
                       CONSOLIDATED CAPITALIZATION TABLE
                             (DOLLARS IN MILLIONS)

                            DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                1994         1995         1996         1997
                            ------------ ------------ ------------ ------------
Unearned premiums..........    $  840       $  906       $  995       $1,184
Other liabilities..........       136          295          259          520
                               ------       ------       ------       ------
Total liabilities..........    $  976       $1,201       $1,254       $1,704
                               ------       ------       ------       ------
Stockholder's equity
 Common Stock..............    $   82       $   82       $   82       $   82
 Additional paid-in
  capital..................       444          481          515          521
 Unrealized gains (losses)
  on investments net of
  tax......................       (46)          87           66          118
 Retained earnings.........       782          907          992        1,180
                               ------       ------       ------       ------
Total stockholder's
 equity....................    $1,262       $1,557       $1,655       $1,901
                               ------       ------       ------       ------
Total liabilities and
 stockholder's equity......    $2,238       $2,758       $2,909       $3,605
                               ======       ======       ======       ======

  For additional financial information concerning the Insurer, see the audited financial statements of the Insurer incorporated by reference herein. Copies of the financial statements of the Insurer incorporated herein by reference and copies of the Insurer's annual statement for the year ended December 31, 1997 prepared in accordance with statutory accounting standards are available, without charge, from the Insurer. The address of the Insurer's administrative offices and its telephone number are One State Street Plaza, 17th Floor, New York, New York 10004 and (212) 668-0340.

  The Insurer makes no representation regarding the Series A Senior Notes or the advisability of investing in the Series A Senior Notes and makes no representation regarding, nor has it participated in the preparation of, this Prospectus Supplement other than the information supplied by the Insurer and presented under this heading "The Policy and the Insurer" and in the financial statements incorporated herein by reference.

                                    RATINGS

  It is anticipated that Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies ("S&P"), and Moody's Investors Service, Inc. ("Moody's") will assign the Series A Senior Notes the ratings set forth on the cover page hereof conditioned upon the issuance and delivery by the Insurer at the time of delivery of the Series A Senior Notes of the Policy, insuring the timely payment of the principal of and interest on the Series A Senior Notes. Such ratings reflect only the views of such rating agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; Standard & Poor's, 25 Broadway, New York, New York 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by said rating agencies if, in their judgment, circumstances warrant. Neither the Company nor the Underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Series A Senior Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the Series A Senior Notes.

  At present, each of such rating agencies maintains four categories of investment grade ratings. They are for S&P--AAA, AA, A and BBB and for Moody's--Aaa, Aa, A and Baa. S&P defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                                    EXPERTS

  The financial statements and schedules of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  Statements as to matters of law and legal conclusions in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, relating to titles to property of the Company under "Item 2--Properties--Titles to Property," and relating to the Company under "Item 1--Business--Regulation," "Item 1--Business--Rate Matters" and "Item 1--Business--Competition," have been reviewed by Eaton and Cottrell, P.A., general counsel for the Company, and such statements are made upon the authority of such firm as experts.

  The consolidated financial statements of the Insurer, Ambac Assurance Corporation, as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to Edward D. Jones & Co., L.P. (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, the entire principal amount of the Series A Senior Notes.

  Under the terms and conditions of the Underwriting Agreement, the Underwriter has committed, subject to the terms and conditions set forth therein, to take and pay for all of the Series A Senior Notes offered hereby if any of the Series A Senior Notes are purchased.

  The Underwriter has advised the Company that it proposes to offer the Series A Senior Notes from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Underwriter may effect such transactions by selling the Series A Senior Notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or the purchasers of the Series A Senior Notes for whom they may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the Series A Senior Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Series A Senior Notes by them may be deemed to be underwriting discounts or commissions, under the 1933 Act.

  The Company has agreed, during the period of 15 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series A Senior Notes, any security convertible into or exchangeable into or exercisable for Series A Senior Notes or any debt securities substantially similar to the Series A Senior Notes (except for the Series A Senior Notes issued pursuant to the Underwriting Agreement and the Series B Senior Notes), without the prior written consent of the Underwriter.

  Prior to this offering, there has been no public market for the Series A Senior Notes. The Underwriter has advised the Company that it intends to make a market in the Series A Senior Notes. The Underwriter will have no obligation to make a market in the Series A Senior Notes, however, and may cease market making activities, if commenced, at any time.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the 1933 Act.

  In order to facilitate the offering of the Series A Senior Notes, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Series A Senior Notes. Specifically, the Underwriter may over-allot in connection with the offering, creating a short position in the Series A Senior Notes for its own account. In addition, to cover over-allotments or to stabilize the price of the Series A Senior Notes, the Underwriter may bid for, and purchase, Series A Senior Notes in the open market. The Underwriter may reclaim selling concessions allowed to a dealer for distributing Series A Senior Notes in the offering, if the Underwriter repurchases previously distributed Series A Senior Notes in transactions to cover short positions in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series A Senior Notes above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

  The Underwriter engages in transactions with, and, from time to time, has performed services for, the Company and its affiliates in the ordinary course of business.

                                    GLOSSARY

1933 Act................  The Securities Act of 1933, as amended.
1934 Act................  The Securities Exchange Act of 1934, as amended.
Company.................  Mississippi Power Company.
DTC.....................  The Depository Trust Company, a "clearing corporation"
                          that initially will hold (through its agents) a global
                          certificate evidencing the Series A Senior Notes.
Insurer.................  Ambac Assurance Corporation.
Interest Payment Dates..  March 31, June 30, September 30 and December 31 of each year.
Policy..................  The financial guaranty insurance policy to be issued by the Insurer covering the payment of the principal of
                          and interest on the Series A Senior Notes when due.
Record Date.............  The close of business on the 15th calendar day prior to an Interest Payment Date.
Redemption Price........  100% of the principal amount of the Series A Senior
                          Notes being redeemed, plus accrued and unpaid interest
                          thereon to the date of payment.
Securities Rate.........  The per annum interest rate on the Series A Senior
                          Notes, as set forth on the cover page of this
                          Prospectus Supplement.
Senior Note Indenture...  The indenture pursuant to which the Company's Series A
                          Senior Notes will be issued.
Senior Note Indenture     The trustee under the Senior Note Indenture; initially,
 Trustee................  Bankers Trust Company.
Series A Senior Notes...  The Series A 6.75% Senior Insured Quarterly Notes due
                          June 30, 2038 of the Company.

                           APPENDIX A--FORM OF POLICY

                                                                    APPENDIX A

[SPECIMEN]

                               [AMBAC LETTERHEAD]

FINANCIAL GUARANTY INSURANCE POLICY

Obligor:                                             Policy Number:

Obligations:                                                  Premium:


AMBAC ASSURANCE CORPORATION (AMBAC) A Wisconsin Stock Insurance Company in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees to pay to United States Trust Company of New York, as trustee, or its successor (the "Insurance Trustee"), for the benefit of the Obligees, that portion of the principal of and interest on the above-described obligations (the "Obligations") which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Obligor.

Ambac will make such payments to the Insurance Trustee within one (1) business day following notification to Ambac of Nonpayment. Upon an Obligee's presentation and surrender to the Insurance Trustee of such unpaid Obligations or appurtenant coupons, uncanceled and in bearer form and free of any adverse claim, the Insurance Trustee will disburse to the Obligee the face amount of principal and interest which is then Due for Payment but is unpaid. Upon such disbursement, Ambac shall become the owner of the surrendered Obligations and coupons and shall be fully subrogated to all of the Obligee's rights to payment.

In cases where the Obligations are issuable only in a form whereby principal is payable to registered Obligees or their assigns, the Insurance Trustee shall disburse principal to an Obligee as aforesaid only upon presentation and surrender to the Insurance Trustee of the unpaid Obligation, uncanceled and free of any adverse claim, together with an instrument of assignment, in form satisfactory to the Insurance Trustee duly executed by the Obligee or such Obligee's duly authorized representative, so as to permit ownership of such Obligation to be registered in the name of Ambac or its nominee. In cases where the Obligations are issuable only in a form whereby interest is payable to registered Obligees or their assigns the Insurance Trustee shall disburse interest to an Obligee as aforesaid only upon presentation to the Insurance Trustee of proof that the claimant is the person entitled to the payment of interest on the Obligation and delivery to the Insurance Trustee of an instrument of assignment, in form satisfactory to the Insurance Trustee, duly executed by the claimant Obligee or such Obligee's duly authorized representative, transferring to Ambac all rights under such Obligation to receive the interest in respect of which the insurance disbursement was made. Ambac shall be subrogated to all of the Obligees' rights to payment on registered Obligations to the extent of the insurance disbursements so made.

In the event that a trustee or paying agent for the Obligations has notice that any payment of principal of or interest on an Obligation which has become Due for Payment and which is made to an Obligee by or on behalf of the Obligor has been deemed a preferential transfer and theretofore recovered from the Obligee pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Obligee will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

As used herein, the term "Obligee" means any person other than the Obligor who, at the time of Nonpayment, is the owner of an Obligation or of a coupon appertaining to an Obligation. As used herein, "Due for Payment", when referring to the principal of Obligations, is when the stated maturity date or mandatory redemption date for the application of a required sinking fund installment has been reached and does not refer to any earlier date on which payment is due by reason of call for redemption (other than by application of required sinking fund installments), acceleration or other advancement of maturity; and, when referring to interest on the Obligations, is when the stated date for payment of interest has been reached. As used herein, "Nonpayment" means the failure of the Obligor to have provided sufficient funds to the paying agent for payment in full of all principal of and interest on the Obligations which are Due for Payment.

This Policy is noncancelable. The premium on this Policy is not refundable for any reason, including payment of the Obligations prior to maturity. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment.

In witness whereof, Ambac has caused this Policy to be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

/s/ P. LASSITER                                      /s/ STEPHEN D. COOKE
                                            [SEAL]
         President                                                     Secretary

Effective Date:

UNITED STATES TRUST COMPANY OF NEW YORK acknowledges that it has agreed to perform the duties of Insurance Trustee under this Policy.

                            Authorized Representative

                              /s/ H. WILLIAM WEBER
                               Authorized Officer

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE INSURER SINCE THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                             PROSPECTUS SUPPLEMENT
Summary of Offering......................................................  S-2
Capitalization...........................................................  S-3
Use of Proceeds..........................................................  S-3
Recent Results of Operations.............................................  S-3
Description of the Series A Senior Notes.................................  S-4
The Policy and the Insurer...............................................  S-8
Ratings.................................................................. S-10
Experts.................................................................. S-11
Underwriting............................................................. S-12
Glossary................................................................. S-13
Appendix A...............................................................  A-1

                                   PROSPECTUS
Available Information....................................................    2
Incorporation of Certain Documents by Reference..........................    2
Selected Information.....................................................    3
Mississippi Power Company................................................    4
The Trusts...............................................................    5
Accounting Treatment.....................................................    5
Use of Proceeds..........................................................    5
Recent Results of Operations.............................................    5
Description of the Senior Notes..........................................    6
Description of the Junior Subordinated Notes.............................    9
Description of the Preferred Securities..................................   14
Description of the Guarantees............................................   15
Relationship Among the Preferred Securities, the Junior Subordinated
 Notes and the Guarantees................................................   17
Plan of Distribution.....................................................   19
Legal Matters............................................................   19
Experts..................................................................   20

--------------------------------------------------------------------------------
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                                  $55,000,000

                                      LOGO

                             SERIES A 6.75% SENIOR
                            INSURED QUARTERLY NOTES
                               DUE JUNE 30, 2038
                                 (IQ NOTES SM)

                                  -----------

                             PROSPECTUS SUPPLEMENT

                                  -----------


                          EDWARD D. JONES & CO., L.P.

                                  May 14, 1998


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